Exhibit 99.1

       A NASDAQ Listed Company: SGC

FOR IMMEDIATE RELEASE

SUPERIOR GROUP OF COMPANIES, INC. REPORTS RECORD OPERATING RESULTS FOR THE SECOND QUARTER 2020 AND ANNOUNCES DIVIDEND

●	Net sales increased 73 percent including $58.5 million in sales of PPE
●	Earnings per share (diluted) increased 456 percent to $1.00
●	Reduced debt an additional $16.1 million
●	Reinstates regular $0.10 per share dividend and declares $0.10 per share special dividend
●	Celebrates 100-year anniversary since its founding in 1920

SEMINOLE, Fla. – July 29, 2020 – Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its second quarter operating results for 2020.

The Company reported that for the second quarter ended June 30, 2020, net sales increased 73 percent to $159.4 million, compared to second quarter 2019 net sales of $92.3 million. Pretax Income was $18.9 million compared to $3.7 million in 2019. Net income was $15.2 million, or $1.00 per diluted share, compared to $2.8 million, or $0.18 per diluted share, for the second quarter of 2019.

The Board of Directors today declared a regular quarterly dividend of $0.10 per share, payable August 25, 2020, to shareholders of record as of August 11, 2020 and a special dividend of $0.10 per share, payable August 25, 2020, to shareholders of record as of August 11, 2020.

Michael Benstock, Chief Executive Officer, commented, “We are extremely proud to report record operating results for the second quarter and first half of 2020. It is particularly gratifying to see the hard work, flexibility and ingenuity of our team members pay off and to further demonstrate our ability to adapt and thrive in times like these. The intentional diversity of our business segments and our historical emphasis on essential businesses bodes well for the future of each of our segments. While some smaller portions of our business were significantly impacted negatively, we were able to more than offset these shortfalls with the successful pivot to selling personal protective equipment (“PPE”) in addition to our legacy healthcare products, both of which continue to be in high demand during the pandemic.   Net sales of PPE were approximately $58.5 million in the second quarter, and we ended the quarter with a very strong backlog, including nearly $52 million of PPE products expected to ship primarily during the third and fourth quarters of this year. We continue to book additional PPE orders on a regular basis.

“As a result of the tremendous cash flow generated from operating activities, we were able to further reduce our outstanding debt an additional $16.1 million in the second quarter and over $34 million in the first half of 2020. Our very strong balance sheet has positioned us very well to be able to capitalize on opportunities as they arise during these times.

“While we don’t generally provide guidance on individual quarters or years, we are confident that we will continue to see significant increases in our net sales and income in comparison with prior year periods for the balance of the year.

“We are also pleased to be able to reinstate the regular quarterly dividend and to provide a special dividend equal to the amount that was suspended during the second quarter.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Wednesday, July 29, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s results. A supplemental slide presentation will be available during the call via the live webcast streaming. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast, archived replay and supplemental slide presentation can also be accessed in the investor information section of the Company’s website at www.superiorgroupofcompanies.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 10:00 a.m. Eastern Time on August 12, 2020. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10145740 for all replay access.

Disclosure Regarding Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release may include, without limitation: (1) the projected impact of the current coronavirus (COVID-19) on our, our customers’, and our suppliers’ businesses, (2) projections of revenue, income, and other items relating to our financial position and results of operations, (3) statements of our plans, objectives, strategies, goals and intentions, (4) statements regarding the capabilities, capacities, market position and expected development of our business operations, and (5) statements of expected industry and general economic trends.

Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the following: the impact of competition; the effect of uncertainties related to the current coronavirus (COVID-19) pandemic on the U.S. and global markets, our business, operations, customers, suppliers and employees, including without limitation the length and scope of the restrictions imposed by various governments and success of efforts to find a suitable vaccine, among other factors; general economic conditions, including employment levels, in the areas of the United States of America (“United States”)  in which the Company’s customers are located; changes in the healthcare, industrial, commercial and hospitality industries where uniforms and service apparel are worn; our ability to identify suitable acquisition targets, successfully integrate any acquired businesses, successfully manage our expanding operations, or discover liabilities associated with such business during the diligence process; the price and availability of cotton, polyester and other manufacturing materials; attracting and retaining senior management and key personnel and other factors described in the Company’s filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies®, formerly Superior Uniform Group, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand experiences for their employees and customers. We provide customized support for each of our divisions through our shared services model.

Fashion Seal Healthcare®, HPI™ and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets we serve. We specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. We provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for our customers in order to accelerate their growth and improve our customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:
Andrew D. Demott, Jr.		Hala Elsherbini
COO, CFO & Treasurer	-OR-	Senior Managing Director
(727) 803-7135		Three Part Advisors
(214) 442-0016

Comparative figures are as follows:

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except shares and per share data)

	Three Months Ended June 30,
	2020	2019
Net sales	$159,359	$92,270

Costs and expenses:
Cost of goods sold	103,421	59,927
Selling and administrative expenses	36,298	26,885
Other periodic pension costs	333	547
Interest expense	433	1,259
	140,485	88,618
Income before taxes on income	18,874	3,652
Income tax expense	3,700	871
Net income	$15,174	$2,781

Net income per share:
Basic	$1.01	$0.19
Diluted	$1.00	$0.18

Weighted average shares outstanding during the period:
Basic	15,016,062	14,952,802
Diluted	15,171,086	15,287,357

Cash dividends per common share	$-	$0.10

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Net sales	$253,604	$178,822

Costs and expenses:
Cost of goods sold	164,215	116,211
Selling and administrative expenses	63,787	52,748
Other periodic pension costs	618	806
Interest expense	1,493	2,429
	230,113	172,194
Income before taxes on income	23,491	6,628
Income tax expense	4,950	1,471
Net income	$18,541	$5,157

Net income per share:
Basic	$1.23	$0.35
Diluted	$1.22	$0.34

Weighted average shares outstanding during the period
Basic	15,020,457	14,940,072
Diluted	15,185,992	15,275,006

Cash dividends per common share	$0.10	$0.20

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and par value data)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,102	$9,038
Accounts receivable, less allowance for doubtful accounts of $6,693 and $2,964, respectively	87,064	79,746
Accounts receivable - other	819	1,083
Inventories	72,462	73,379
Contract assets	35,129	38,533
Prepaid expenses and other current assets	11,046	9,934
Total current assets	211,622	211,713
Property, plant and equipment, net	35,656	32,825
Operating lease right-of-use assets	4,595	5,445
Intangible assets, net	60,634	62,536
Goodwill	36,071	36,292
Other assets	9,592	10,122
Total assets	$358,170	$358,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,275	$33,271
Other current liabilities	39,348	18,894
Current portion of long-term debt	15,286	15,286
Current portion of acquisition-related contingent liabilities	2,786	1,905
Total current liabilities	90,695	69,356
Long-term debt	69,730	104,003
Long-term pension liability	9,932	10,253
Long-term acquisition-related contingent liabilities	1,742	3,423
Long-term operating lease liabilities	1,880	2,380
Deferred tax liability	4,405	7,042
Other long-term liabilities	5,311	4,922
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding 15,231,781 and 15,227,604 shares, respectively.	15	15
Additional paid-in capital	58,381	57,442
Retained earnings	124,243	107,581
Accumulated other comprehensive income (loss), net of tax:
Pensions	(6,492)	(7,224)
Cash flow hedges	80	91
Foreign currency translation adjustment	(1,752)	(351)
Total shareholders’ equity	174,475	157,554
Total liabilities and shareholders’ equity	$358,170	$358,933

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,541	$5,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,959	4,211
Provision for bad debts - accounts receivable	4,517	361
Share-based compensation expense	1,061	1,032
Deferred income tax benefit	(2,417)	(1,979)
Gain on sale of property, plant and equipment	-	(3)
Change in fair value of acquisition-related contingent liabilities	1,165	417
Changes in assets and liabilities:
Accounts receivable - trade	(12,261)	(7,230)
Accounts receivable - other	264	280
Contract assets	3,404	5,562
Inventories	492	2,113
Prepaid expenses and other current assets	(1,479)	(2,625)
Other assets	390	(2,102)
Accounts payable and other current liabilities	21,023	(14)
Long-term pension liability	639	812
Other long-term liabilities	464	759
Net cash provided by operating activities	39,762	6,751

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(4,893)	(4,979)
Proceeds from disposals of property, plant and equipment	-	3
Net cash used in investing activities	(4,893)	(4,976)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings of debt	77,525	94,466
Repayment of debt	(111,838)	(88,667)
Payment of cash dividends	(1,521)	(3,023)
Payment of acquisition-related contingent liability	(1,966)	(961)
Proceeds received on exercise of stock options	33	280
Tax (provision) benefit from vesting of acquisition-related restricted stock	(13)	30
Common stock reacquired and retired	(500)	(1,036)
Net cash provided by (used in) financing activities	(38,280)	1,089

Effect of currency exchange rates on cash	(525)	41
Net increase (decrease) in cash and cash equivalents	(3,936)	2,905
Cash and cash equivalents balance, beginning of period	9,038	5,362
Cash and cash equivalents balance, end of period	$5,102	$8,267